Exhibit 99.1

Coldwater Creek Provides Business Update

•                  Expects to realize a loss per share for fourth quarter in the range of $0.23 to $0.25

•                  Reports fourth quarter fiscal 2008 same-store sales decline of approximately 22%

•                  Expects to end fiscal 2008 with cash of approximately $80 million and inventory per square foot down 12%

•                  Successfully completed a new credit facility with Wells Fargo

SANDPOINT, Idaho, February 16, 2009—Coldwater Creek (NASDAQ: CWTR) today provided an update on its business.

Fourth Quarter and Full Year 2008 Preliminary Results

For the fourth quarter of fiscal 2008, the company expects sales of approximately $280 million, reflecting a same-store sales decline of approximately 22%. The company expects to realize a loss per share for the quarter in the range of $0.23 to $0.25. This compares to a loss of $0.19 in the fourth quarter of fiscal 2007.

During the fourth quarter, the company continued to tightly control costs, resulting in over a $20 million decline in SG&A expenses, ahead of expectations. The company ended the quarter with cash of approximately $80 million. Premium retail store inventory per square foot, including retail inventory in the distribution center, decreased approximately 12% in the fourth quarter of fiscal 2008 compared with the fourth quarter of 2007.

For fiscal 2008, the company currently expects sales of approximately $1.0 billion and a loss per share in the range of $0.31 to $0.33, as compared with a loss of $0.03 per share in fiscal 2007. The company began an expense reduction initiative in fiscal 2008, which resulted in over a $60 million reduction in SG&A expenses for the year. The company remains committed to further reducing expenses and has identified at least $30 million of additional SG&A savings for 2009.  The company currently expects to reduce capital expenditures to $30 million in 2009, down from approximately $75 million in 2008, which is based on opening no more than 10 stores in 2009, down from 43 openings in 2008.

Daniel Griesemer, president and chief executive officer of Coldwater Creek said, “We expect a continued challenging macroeconomic environment and therefore remain focused on the variables we can control, such as elevating the product assortment, enhancing the customer experience, reducing expenses, and strengthening the balance sheet. We are pleased with our brand direction and are confident that we are taking the right steps to position our company to be an even stronger organization when consumer spending improves.”

The company is planning to report fourth quarter and full year fiscal 2008 results on March 4, 2009.

New Credit Facility Agreement

The company has strengthened its capital position by entering into a new credit facility with Wells Fargo. The secured, three-year revolving credit facility has increased the aggregate commitment amount by $10 million to $70 million, subject to borrowing base limitations.  The new facility has financial covenants related to capital expenditures, minimum inventory book value, and other customary terms and conditions, but does not contain the financial covenants related to the company’s minimum net worth and fixed charge coverage,  that were imposed under the company’s prior credit facility with Wells Fargo.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our expected fourth quarter and full-year fiscal 2008 sales and loss per share and other future plans and financial results. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions and the global credit crisis, continuing heavy promotional activity in the specialty retail marketplace, weather, and competitive conditions and the possibility that because of lower than expected customer response we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that our cost cutting efforts will not be successful;

•                  unexpected or increased costs or delays in the development and expansion of our retail chain;

•                  our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales;

•                  our potential inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, risks related to our foreign sourcing strategy, and the possibility, that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of increased energy costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover,

and the possibility of unanticipated increases in mailing and printing costs;

•                  risks associated with our dependence on a single distribution facility;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

  Contact:

  Lyn Walther

  Divisional Vice President of Investor Relations

  Coldwater Creek

  208-265-7005